ASSET SALE AGREEMENT



                          By and Among


                     R. N. REGISTRY, INC.,


                           As Seller,


             HOUSECALL HOME HEALTH OF INDIANA, LLC,


                           As Buyer,


                              and

                    THE SELLING SHAREHOLDERS


                         June 30, 1996
                        ASSET SALE AGREEMENT
=====================================================================

     THIS AGREEMENT is entered into as of June 30, 1996, by and among R. N. REGISTRY, INC., an Indiana Corporation ("Seller"),

HOUSECALL HOME HEALTH OF INDIANA, LLC, an Indiana limited liability company ("Buyer"), and, for purposes of Section 10.2 hereof, the persons listed on Exhibit A attached hereto ("Selling

Shareholders").


                          R E C I T A L S:
                          - - - - - - - -

     WHEREAS, Seller is the owner of a home health agency located at

6666 East 75th Street, Suite 510, Indianapolis, Indiana 46250 (the

"Agency") and is the holder of a license (License No. 44840) issued by the Indiana State Department of Health ("ISDH"), a Medicare

provider agreement (Provider No. 15-7237) issued by the U.S.

Department of Health and Human Services, and a Medicaid provider agreement (Provider No. 100265880) issued by ISDH, all of which authorize Seller to provide Medicare/Medicaid-certified and private duty home health services through the Agency in the following

Indiana counties ("Indiana Counties"):  Boone, Hamilton, Hancock,

Hendricks, Johnson, Madison, Marion, Morgan, Rush, Shelby and Tipton

(collectively, the "Authorizations"); and

     WHEREAS, Seller desires to sell, transfer, and assign to Buyer the Authorizations and the Assets (as defined at Section 1.1) which are used in connection with the Agency's provision of home health services under the Authorizations, and Buyer desires to purchase and acquire the Authorizations and the Assets as provided in this

Agreement;

     NOW, THEREFORE, for good and valuable consideration, the

receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:


                              ARTICLE 1
                     Purchase and Sale of Assets
                     ---------------------------

     1.1  THE ASSETS.  At the closing of the purchase and sale

contemplated by this Agreement (the "Closing"), Seller shall sell,

assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Authorizations and all of the tangible and intangible assets and all rights and interests which are owned by Seller and used or useful or intended to be used in the operation of the Agency as of the date of this Agreement (the

"Assets"), but excluding therefrom only the items set forth in

Section 1.3 hereto (the "Excluded Assets").  The Assets shall include all property and assets described in the following

categories:

          (1)  All equipment, furniture, leasehold improvements,

medical and office supplies and all other tangible personal property of every description and kind used or useful or intended to be used in the operations of the Agency, including the tangible personal property listed on Schedule 1.1(1) attached hereto which specifies the quantity and location of each item ("Tangible Personal

Property").

          (2)  All of Seller's rights, titles, and interests under

all contracts, agreements, and leases relating to the operation of the Agency to which Seller is a party and which Buyer is willing to assume.

          (3)  The operating data, computer programs, system

documentation and related software, manuals, books, records, policies, forms, stationery, and procedures of Seller which relate to the ownership and operations of the Agency as of the Closing Date as defined in Section 9.1 (the "Closing Date"), including copies of customer, supplier, vendor, patient, and physician lists and files,

and medical records of the patients serviced by the Agency.

          (4)  All assignable licenses, permits, certificates,

authorizations, provider agreements, warranties, and franchises necessary to operate and conduct the business of the Agency

(including, but not limited to, the Authorizations), and all written waivers of any requirements pertaining to such licenses, permits,

certificates, authorizations, franchises, and Authorizations.

          (5)  All copyrights, trademarks, trade names, and service

marks used or useful or intended to be used in the operations of the

Agency, all of which are identified at Schedule 1.1(5) hereto.

          (6)  All of the rights, titles, benefits, and interests of

Seller in and to all telephone numbers associated with and/or pertaining to the Agency.

          In the event the "transfer," "conveyance," "assignment,"

or "sale" of any of the Authorizations is not permissible under any federal, state, or local law, rule, or regulation, the terms

"transfer," "convey," "assign," or "sell" for the purposes of this

Agreement with respect to any such Authorization shall be deemed  to mean and require (i) Seller's relinquishment of all of its right,

title, interest, and authority under such Authorization as of the

Closing, and (ii) the issuance and/or grant to Buyer by the

appropriate federal, state, or local governmental authority of an

Authorization conferring upon Buyer, as of the Closing, all right,

title, interest, and authority at least equal to that relinquished by Seller, including, but not limited to, the right, authority, and approval for Buyer to provide Medicare/Medicaid-certified and private duty home health services after the Closing in the Indiana

Counties.

     1.2  PERMITTED OBLIGATIONS.  The Assets shall be subject to no encumbrances, easements, charges, adverse claims, liens, mortgages,

security interests, or liabilities whatsoever, except those set forth in Schedule 1.2 hereto which Buyer agrees to assume

(collectively, the "Permitted Obligations").  Seller and Buyer agree that any additional Permitted Obligations which Buyer may agree to assume before the Closing will be added to Schedule 1.2 hereto.

     1.3  EXCLUDED ASSETS.  The Assets being sold, assigned, and transferred to Buyer hereunder do not include cash, deposits,

marketable securities, prepaid expenses, or the accounts receivable,

loans receivable or third party receivables of Seller with respect to the operations of the Agency accrued as of the Closing.

                              ARTICLE 2
                Purchase Price;  Accounts Receivable
                ------------------------------------

     2.1  PRICE.  The purchase price for the Assets and the

Authorizations is Two Hundred Seventy Five Thousand and No/100

Dollars ($275,000.00) (the "Purchase Price").  The Purchase Price

shall be subject to adjustment as follows:  (i) the Purchase Price shall be reduced by all amounts owed by Seller to Buyer, or Buyer's subsidiary, ResCare SCS Contracting, Inc. ("ResCare"), including notes payable and all management fees owed through the Closing Date pursuant to that certain management agreement dated March 15, 1994;

by and between Seller and ResCare (the "Management Agreement"); and

(ii) the Purchase Price shall be adjusted to reflect the amount of prepaid expenses, deferred charges, accrued expenses, and prepaid income and deposits relating to the ownership and operation of the

Agency and existing on the Closing Date, including tangible and intangible personal property taxes, and payments for water,

electric, telephone or other utilities, all of which shall be prorated between Seller and Buyer to the periods before and after the Closing Date to which such liabilities, prepaid items, deferred charges, or accrued expenses apply.  All income and expenses attributable to the operations of the Agency by Seller (measured on an accrual basis) prior to 11:59 P.M. on the Closing Date shall be for the account of Seller.  Commencing at 11:59 P.M. on the Closing

Date and continuing thereafter, such income and expenses shall be for the account of Buyer.

     2.2  MANNER OF PAYMENT.

          At Closing, Buyer will pay to Seller, by certified check

or wire transfer of federal funds, the Purchase Price, adjusted in accordance with Section 2.1 above.

     2.3. COLLECTION OF ACCOUNTS RECEIVABLE.  As soon as practicable after the Closing Date, Seller will deliver to Buyer a list of accounts receivable of Seller arising up to the Closing ("Seller's

Accounts Receivable").  During the period of six (6) months

following the Closing Date, Buyer will use its best efforts to collect the accounts receivable in the usual and ordinary course of business.  Buyer agrees that any amount received by Buyer relating to the Seller's Accounts Receivable, and identified or identifiable as such, will be remitted to Seller within thirty (30) days after

Buyer's receipt of any such payment.  Buyer will not be required to institute any legal proceedings to enforce the collection of any accounts receivable or to refer any of the accounts receivable to a collection agency.  At any time during such six (6) month period,

Buyer is permitted to provide a list to Seller identifying any of

Seller's Accounts Receivable that, in Buyer's reasonable and professional opinion, should be turned over to an attorney or collection agency for collection or are not collectible.  Buyer will have no further responsibility for collecting any of Seller's

Accounts Receivable set forth on any such list.  Moreover, at the end of the six (6) month period, Buyer's collection responsibilities will cease, and Buyer will provide Seller a then-current report on the status of Seller's Accounts Receivable.


                              ARTICLE 3
               Seller's Representations and Warranties
               ---------------------------------------

     As an inducement to Buyer to execute this Agreement, and to enter into the transactions contemplated by this Agreement, Seller hereby represents and warrants to Buyer as follows:

     3.1  CORPORATE.  Seller is a corporation, duly organized and validly existing in Indiana and has filed all annual reports with the Indiana Secretary of State required to be filed by it and has not filed articles of dissolution.  The execution, delivery, and performance of this Agreement and the other documents to be executed and delivered pursuant to this Agreement by Seller have been duly authorized by all necessary board of director and stockholder action of Seller, and this Agreement  constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms,

except as such enforcement may be limited by applicable bankruptcy,

insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and equitable principals affecting the enforcement of equitable remedies.  Each of the Selling Shareholders listed on Exhibit A owns the number of shares set forth thereon, and the Selling Shareholders constitute all of the shareholders of the Seller.

     3.2  NO VIOLATION OR CONFLICT.  The execution, delivery, and performance of this Agreement does not and will not breach any statute or regulation of any governmental authority, and at the

Closing will not conflict with or result in a breach or default under any of the terms, conditions, or provisions of Seller's

Articles of Incorporation or Bylaws, or any agreement, order,

judgment, writ, injunction, instrument, or decree to which Seller is a party or by which it is or may be bound, or any applicable law,

ruling, or regulation.

     3.3  LICENSES, PERMITS, AND PAYMENT PROGRAMS.  Attached as

Schedule 3.3A hereto are true and correct copies of the

Authorizations and all other current licenses, certifications,

approvals, and permits held by Seller in connection with the operation of the Agency.  The Authorizations and the licenses,

certifications, approvals, and permits listed on Schedule 3.3A constitute all of the licenses, certifications, approvals and permits required for the lawful conduct of the operation of the

Agency in the Indiana Counties.  The Agency is certified for participation in, and party to valid provider agreements for payment by, the federal Medicare and Indiana Medicaid programs (the

"Programs").  All of Seller's cost reports for the Programs for all of the years in which the Agency was a participating home health agency provider in the Medicare program have been filed when due and were prepared in accordance with all applicable laws, regulations,

and principles governing reimbursement under the Programs.  There are no pending appeals, adjustments, challenges, audits, litigation,

or notices of intent to reopen cost reports with respect to the

Programs except as set forth in Schedule 3.3B hereto.  Neither

Seller nor the Agency has received any notice of pending,

threatened, or possible investigations by, or loss of participation in, any of the Programs. The Authorizations and all other required licenses, certifications, approvals, and permits held by Seller in connection with operations of the Agency are now, and on the Closing

Date will be, in full force and effect and unimpaired by any act or omission of Seller, its officers, directors, stockholders,

employees, or agents.  There is not now pending nor, to the

knowledge of Seller, threatened any action by or before any

governmental or regulatory authority to revoke, cancel, rescind,

modify, or refuse to renew in the ordinary course any of the

Authorizations or any other required licenses, certifications,

approvals, or permits.  The Authorizations are unconditional and contain no restrictions.

     3.4  CONTRACTS.  Schedule 3.4 hereto contains descriptions, as of the date hereof, of the following contracts, true and correct copies of which have been provided to Buyer, relating to  the operations of the Agency; (i) all contracts for the purchase, sale,

or lease of real property; (ii) all contracts for the lease of personal property from or to third parties; (iii) all contracts for the purchase or sale of supplies, materials, or personal property,

or for the furnishing or receipt of services, including consulting arrangements; or (iv) all other contracts, whether or not made in the ordinary course of business, which are material to the business and operations of the Agency and which are not included in another

Schedule to this Agreement.  Except as set forth on Schedule 3.4 hereto, neither Seller nor the Agency is in default in any material respect under the terms of any such contract, lease, or agreement,

or any similar contract, lease, or agreement, nor has any event occurred which with the passage of time or giving of notice would constitute such a default by Seller or the Agency.  To the best knowledge of Seller, no other party to any such contract, lease, or agreement is in default thereunder nor has any event of default occurred with respect to any such party.

     3.5  NO LITIGATION OR CLAIMS.  Other than those disclosed on

Schedule 3.5 hereto, there is no action, suit, arbitration,

litigation, proceeding, or claim of any kind with respect to the

Agency, the Assets, or the Authorizations pending or being

prosecuted in any court or by or before any federal, state, county,

or municipal department, commission, board, bureau, agency, or other governmental instrumentality which would have a material adverse effect on Buyer's ownership, possession, or use of the Agency, the

Assets, or the Authorizations or on the  consummation of the transactions contemplated under this Agreement and, to the best of

Seller's knowledge, no such action, suit, arbitration, litigation,

proceeding, or claim is threatened or being asserted.  Seller is not a party to, or subject to, any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person against it which would have a material adverse effect on Buyer's ownership, possession, or use of the Agency, the Assets,

or the Authorizations or on the consummation of the transactions contemplated under this Agreement.

     3.6  TAXES.  Seller has, and by the Closing will have, timely paid when due and discharged all taxes, assessments, fees,

penalties, excises, and other levies which, if not paid, would constitute liens, encumbrances, or charges against the Assets or the

Authorizations, except as set forth in Schedule 1.2 hereto.

     3.7  INSURANCE.  Seller currently maintains casualty or

liability insurance on the Assets and with respect to the employees and operations of the Agency.  Attached as Schedule 3.7 hereto are copies of all of such insurance policies and binders of insurance currently held by or on behalf of Seller relating to the Agency and the Assets.

     3.8  TITLE TO ASSETS.  Except as disclosed in Schedule 3.8 hereto, Seller now has, and on the Closing Date will have, good,

marketable, and indefeasible ownership, right, title, and interest in and to the Assets and the Authorizations, including the right to transfer same, and except for the Permitted Obligations so

identified at Schedule 1.2 hereto, upon the Closing on the Closing

Date, none of the Assets or the Authorizations, or any revenue therefrom, will be subject to any mortgage, conditional sale agreement, lien, encumbrance, charge, restriction, security

interest, lease, hypothecation, liability, condition, adverse claim,

or imperfection of title whatsoever.  The transfer of the Assets and the Authorizations to Buyer at the Closing shall vest such Assets and Authorizations in Buyer free and clear of any mortgage,

conditional sale agreement, security interest, lease, lien,

encumbrance, charge, restriction, hypothecation, liability

condition, or adverse claim whatsoever, except for the Permitted

Obligations.

     3.9  OFFICES.  Seller rightfully and legally occupies the

premises at which the Agency is located ("Office") under a valid and binding lease ( Lease ) dated August 4, 1995, entered into by and between Seller and Heritage Park II Limited Partnership

("Landlord").

     3.10  COMPLIANCE WITH LAWS.  Seller's operation, ownership, and use of the Agency, the Assets, and the Authorizations do not violate any law, ordinance, order, regulation, restrictive covenant, right of way, easement, or other agreement affecting the Assets, the

Authorizations, or the Agency.  Seller has not violated any federal,

state, county, or municipal law, ordinance, order, regulation, or requirement in connection with the lease, operation, ownership, use, and/or occupancy of the Agency, the Assets, and the Authorizations,

and no written notice of any such violation has been issued by any governmental authority and received by Seller.  Seller has complied with, and is not in violation of, any federal, state, or local statute, law, rule, or  regulation affecting the conduct of its business, the ownership or operation of its properties, or the sale or purchase of its properties.  Seller has not been charged or threatened with the charge of violation, and is not under any investigation with respect to a possible violation, of any provision of any federal, state, or local law or administrative ruling or regulation relating to the Assets, the Agency, or the

Authorizations.

     3.11  PROPERTY, PLANT, AND EQUIPMENT.  Seller will transfer all

Tangible Personal Property, including but not limited to all equipment, furniture, leasehold improvements and medical and office supplies included in the Assets as set forth in Schedule 1.1(1)

hereto, in good operating condition, reasonable wear and tear in ordinary usage excepted.  Such Tangible Personal Property includes all material properties necessary to conduct in all material respects the operations of the Agency as now conducted, except for the Excluded Assets.

     3.12  FINANCIAL INFORMATION.  The financial information

covering the operations of the Agency, previously provided by Seller to Buyer and used by Buyer in the preparation of Seller's financial statements pursuant to the Management Agreement, is true and correct in all material respects and not misleading.

     3.13  LABOR RELATIONS.  In the operations of the Agency, Seller has complied in all material respects with all applicable laws,

rules, and regulations pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment of or withholding of taxes, and Seller has withheld all amounts required by law or agreement to be  withheld from the wages or salaries of the Agency's employees and independent contractors,

and is not liable for any arrearages of wages or any tax or

penalties for failure to comply with any of the foregoing, and there are no collective bargaining agreements relating to the relationship between any employee of the Agency and Seller.

     3.14  EMPLOYMENT CONTRACTS.  There are no written or oral

contracts for employment of any personnel of the Agency, and all employees of the Agency are employed on an "at will" basis.

     3.15  EMPLOYEE BENEFIT AND RETIREMENT PLANS.  Seller does not now maintain any  employee benefit plan,  any "employee pension benefit plan" or any "employee welfare benefit plan" (as defined respectively in Sections 3(3), 3(2) and 3(1) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA")) on behalf of the Agency's employees, and Seller does not maintain any retirement plans, bonus arrangements, life insurance, or medical insurance programs or any other fringe benefit arrangements

(collectively "fringe benefit arrangements") for any employees of the Agency whether written or unwritten, except as may be listed on

Schedule 3.15 hereto.  Seller does not maintain an employee pension benefit plan which is subject to Title IV of ERISA and has never sponsored or contributed to any "multi-employer pension plan" (as defined in Section 3(37) of ERISA).  The Buyer will have no

liability to provide benefits to employees or former employees of

Seller under, with respect to or in connection with any employee benefit plan listed on Schedule 3.15.

     3.16  EMPLOYEES AND INDEPENDENT CONTRACTORS.  Schedule 3.16

hereto contains a listing of the name, job title, salary or

compensation (including without limitation all commission, override, or bonus arrangements), vacation and sick leave policies or other benefits, job description, and original employment or contract date of all current employees and independent contractors of the Agency based upon the most recently processed information.  Seller shall indemnify, defend, and hold Buyer harmless from and against any and all claims, demands, judgments, or expenses of any kind incurred by

Buyer arising out of any claims by such employees arising or accruing prior to the Closing Date hereunder or relating to any pre-

Closing time period, event or omission.  With respect to all employees of Seller, Seller shall have paid all accrued or earned compensation and benefits of any kind, including but not limited to any accrued vacation, on or prior to the Closing Date.

     3.17  WORKER'S COMPENSATION.  Seller is in compliance with all worker's compensation laws with respect to the Agency's employees and has worker's compensation insurance coverage in full force and effect with respect to the Agency's employees.

     3.18  NO MISREPRESENTATIONS.  None of the representations and warranties of Seller set forth in this Agreement or on the attached exhibits or schedules, or any information or statements contained in any of the attached exhibits or schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact or omits the statement of any material fact necessary to render the same not misleading.

     3.19  CONVEYANCE NOT FRAUDULENT.  Seller is not undertaking the transactions contemplated under this Agreement with intent to hinder, delay, or defraud its creditors.  The parties hereto recognize that although the location of the Assets will not change



upon consummation of the transactions contemplated by this

Agreement, possession of the Assets will be transferred and

delivered to Buyer.

     3.20  COMMISSIONS.  Seller has not authorized any person to act in such a manner as to give rise to any valid claim against Buyer for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.

Seller shall defend, indemnify, and hold harmless Buyer from any claim for commissions or fees alleged to have arisen from a

contractual relationship in connection with the transactions contemplated under this Agreement.


                              ARTICLE 4
               Buyer's Representations and Warranties
               --------------------------------------

     As an inducement to Seller to execute this Agreement, and to enter into the transactions contemplated by this Agreement, Buyer hereby represents and warrants to Seller as follows:

     4.1  CORPORATE.  Buyer is a limited liability company duly organized and validly existing in Indiana.  Buyer has full power and authority to engage in the business in which it is presently engaged and to make and perform this Agreement according to its terms.  The execution, delivery, and performance of this Agreement have been duly authorized by all necessary limited liability company action of

Buyer, and this Agreement constitutes the valid and binding

obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by applicable  bankruptcy,

insolvency, moratorium, reorganization, or similar laws affecting the enforcement of creditors' rights generally and equitable principles affecting the enforcement of equitable remedies.

     4.2  NO VIOLATION OR CONFLICT.  The execution, delivery, and performance of this Agreement does not and will not breach any statute or regulation of any governmental authority and, at the

Closing, will not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of Buyer's

Articles of Organization or Operating Agreement or any agreement,

order, judgment, writ, injunction, decree, or instrument to which

Buyer is a party, or by which it is or may be bound, or any

applicable law, ruling or regulation.

     4.3  COMMISSIONS.  Buyer has not authorized any person to act in such a manner as to give rise to any valid claim against Seller for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.  Buyer shall defend, indemnify, and hold harmless Seller from any claim for commissions or fees alleged to have arisen from a contractual relationship in connection with the transactions contemplated under this Agreement.


                              ARTICLE 5
                         Seller's Covenants
                         ------------------

     5.1  CONDUCT OF BUSINESS.  From the date of this Agreement until the Closing Date, Seller will operate the Agency and otherwise conduct its business relating to the Agency only in the ordinary course of business, and in compliance with all statutory and regulatory requirements of any applicable federal, state, or local authority, and will enter into no material contract, lease,

agreement, or other transaction relating to the Agency other than in the ordinary course of business without the prior written consent of

Buyer. Between the date hereof and the Closing Date, Seller will use its best efforts to retain its present employees and preserve the goodwill and business of its customers, suppliers, and others having business relations with it, and shall  conduct the financial operations of the Agency in accordance with its existing business practices.

     5.2  MERGERS, SALES, ETC.  Seller will not sell, lease, remove,

or otherwise dispose of any of the Assets, or liquidate or dissolve.

From the date of this Agreement until the Closing, Seller will not enter into or continue discussions with any other person or entity concerning the sale of the Agency, the Assets (except as provided above), or the Authorizations, and Seller will not enter into or continue any discussions relating to the merger, consolidation, or acquisition of Seller by or with any other person or entity.

     5.3  INSURANCE.  Seller will maintain the insurance set forth in Schedule 3.7 hereto to insure against liability, loss, or other casualty with respect to the Assets and the operations and business of the Agency.

     5.4  NOTICE.  From the date hereof to the Closing Date, Seller shall promptly advise Buyer of the occurrence of any governmental inspections, investigations, citations, contracts to be bid upon,

rate changes, and of any unusual problems or developments of which

Seller becomes aware with respect to the Agency, the Assets, or the

Authorizations.

     5.5  ACCESS TO PERSONNEL AND RECORDS.  From the date of this

Agreement until the Closing Date, Seller and the Agency will give

Buyer, and Buyer's counsel, accountants, consultants, and other agents and representatives, full and complete access, during normal business hours and upon reasonable request, to its personnel,

properties, books, contracts, commitments, and records  relating to the Assets, the Authorizations, and the operations and business of the Agency.


     5.7  USE OF NAME.  Seller hereby acknowledges and agrees that it will transfer, convey, and assign to Buyer at the Closing all of

Seller's right, title, and interest in the name "R. N. Registry,

Inc." and all other trade names used in the operation of the Agency.

From and after the Closing, Seller shall not use in any manner

Seller's names except with respect to state, federal, and local tax and/or corporate filings, collection of accounts receivable and other actions related solely to the winding up of the Seller.

Within thirty (30) days following the full payment of the Purchase

Price, Seller shall fully abandon its use of, and shall not

otherwise use in any manner whatsoever, Seller's names, or any derivative thereof, and shall file an amendment to its articles of incorporation changing its corporate name.  The foregoing

restrictions on Seller's right to use Seller's names, and Seller's obligation to abandon Seller's names, shall survive any termination of this Agreement and the duration of the representations and warranties as provided at Section 10.1.  Seller shall execute and deliver to Buyer all such documents, instruments, and filings, and shall take all such actions, as reasonably requested by Buyer, to enable it to use all of Seller's names conveyed by Seller to Buyer hereunder.

     5.8  APPROVAL OF TRANSFER.  From the date hereof to the Closing

Date, Seller will use its best reasonable efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all

applicable governmental and regulatory authorities and other third parties required or necessary in order  to transfer the Assets and the Authorizations to Buyer, and for Buyer to obtain all of the

Authorizations and any other licenses, approvals, certifications,

and permits necessary for Buyer to provide Medicare/Medicaid-

certified and private duty home health services after the Closing in the Indiana Counties. From the date hereof to the Closing Date,

Seller will cooperate in good faith with Buyer in order to obtain all governmental, regulatory, and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement, including, but not limited to, all of the Authorizations and any other licenses,

approvals, certifications, and permits necessary for Buyer to provide Medicare/Medicaid-certified and private duty home health services after the Closing in the Indiana Counties.

     5.9  CONSENTS.  Seller shall use its best reasonable efforts to procure the consents of any third parties necessary for the

assignment to Buyer of any contract, agreement, or lease which Buyer is willing to assume hereunder, and Seller shall use its best efforts to negotiate with Buyer and Landlord for a new lease for the

Office, on terms and conditions acceptable to Buyer.


                              ARTICLE 6
                          Buyer's Covenants
                          -----------------

     6.1  ACCESS TO RECORDS.  For a period of one (1) year from and after the Closing Date, Buyer shall give Seller, and Seller's counsel, accountants, consultants, and other agents and

representatives, full and complete access, during reasonable business hours and upon reasonable request, to the patient and medical records of the patients serviced by the Agency prior to the

Closing Date, provided any records not needed by Buyer may be returned to Seller by Buyer at any time.

     6.2  APPROVAL OF TRANSFER.  From the date hereof to the Closing

Date, Buyer will use its best reasonable efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all

applicable governmental and regulatory authorities and other third parties required or necessary in order to transfer the Assets and the Authorizations to Buyer, and for Buyer to obtain all of the

Authorizations and any other licenses, approvals, certifications,

and permits necessary for Buyer to provide Medicare/Medicaid-

certified and private duty home health services after the Closing in the Indiana Counties.  From the date hereof to the Closing Date,

Buyer will cooperate in good faith with Seller in order to obtain all governmental, regulatory, and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement, including, but not limited to, all of the Authorizations and any other licenses,

approvals, certifications, and permits necessary for Buyer to provide Medicare/Medicaid-certified and private duty home health services after the Closing in the Indiana Counties.

     6.3  MANAGEMENT AGREEMENT.  Following the Closing, Buyer will cause ResCare to use its reasonable efforts, at no charge to Seller,

to assist in representing Seller in negotiations with the Medicare fiscal intermediary in order to settle all cost reports  relating to the Agency for the reporting periods prior to the Closing Date.

ResCare would have no obligation to handle any appeals relating to any decisions of the fiscal intermediary or any other legal

proceedings.  ResCare's obligation to assist Seller on such cost reporting matters will cease no later than three (3) years after the

Closing Date.

                              ARTICLE 7
              Conditions to Buyer's Obligation to Close
              -----------------------------------------

     Buyer's obligation to close shall be subject to the

satisfaction of the following conditions before or at the Closing,

unless waived by Buyer:

     7.1  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.  The

representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the

Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing.

     7.2  COMPLIANCE WITH AGREEMENT.  Seller shall have performed and complied with all of its obligations under this Agreement in all material respects which are to be performed or complied with by it before or at the Closing.

     7.3  NO ADVERSE CHANGE.  Seller shall have delivered to Buyer a certificate to the effect that no act or omission of Seller contrary to the agreements, covenants, representations, and warranties contained herein has been taken or has occurred and that said representations and warranties are true and correct as of the

Closing Date with the same effect as if made on and as of  the time of the Closing, and there has been no event or occurrence at or relating to the Agency which has not been cured which could

reasonably be considered to have a material adverse effect on the

Assets or the business and operations of the Agency.

     7.4  NO ADVERSE PROCEEDINGS.  No suit, action, claim, or

governmental proceeding shall be pending against, and no order,

decree or judgment of any court, agency, or other governmental authority shall have been rendered against the parties or any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no litigation or other proceeding shall have been commenced or threatened against Seller or the Agency that would have a material adverse effect on Buyer's ownership, use, or enjoyment of the Assets and the Authorizations.

     7.5  APPROVALS.  All necessary federal, state, and local

governmental and regulatory and other third party certificates,

approvals, determinations, and consents shall have been obtained (i)

in order to sell, transfer, assign, and convey to Buyer (a) the contracts, leases, and agreements which Buyer is willing to assume and (b) the Assets and the Authorizations, and (ii) in order for

Buyer to provide Medicare/Medicaid-certified and private duty home health services after the Closing in the Indiana Counties.

     7.6  NONCOMPETITION AND NONSOLICITATION AGREEMENTS.  James

Brainard shall have entered into a noncompetition and

nonsolicitation agreement in the form of Exhibit B hereto ("Brainard

Noncompetition Agreement") and Rhonda Jacobs and Kathy  Niedenthal

shall have entered into noncompetition and nonsolicitation

agreements in the form of Exhibit C hereto (the "Jacobs and

Niedenthal Noncompetition Agreements") (the Brainard Noncompetition

Agreement and the Jacobs and Niedenthal Noncompetition Agreements

are herein collectively referred to as the "Noncompetition

Agreements").

     7.7  FINANCIAL CONDITION OF THE AGENCY.  The financial

condition of the Agency shall not be materially different from that represented in the financial statements and other materials set forth in Schedule 3.12 hereto.

     7.8  LEASE.  The Landlord shall have entered into a lease for the Office with Buyer on terms and conditions satisfactory to Buyer,

or Landlord shall have consented to the assignment of the existing

Lease from Seller to Buyer.


                              ARTICLE 8
             Conditions to Seller's Obligation to Close
             ------------------------------------------

     Seller's obligation to close shall be subject to the

satisfaction of the following conditions prior to or at the Closing,

unless waived by Seller:

     8.1  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.  The

representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the

Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing.

     8.2  COMPLIANCE WITH AGREEMENT.  Buyer shall have performed and complied with all its obligations under this Agreement in all material respects which are to be performed or complied with by it before or at the Closing.

     8.3  LEASE.  Buyer shall have either entered into a new lease for the Office with Landlord or assumed the existing Lease, or the

Lease shall have been terminated.


                              ARTICLE 9
                 Closing; Termination; Post Closing
                 ----------------------------------

     9.1  CLOSING.

          (1)  SCHEDULE.  The Closing shall take place at 11:59 P.M.

on June 30, 1996, and shall be consummated via the delivery of closing documentation through written correspondence, unless another place, date, or time may be fixed by mutual agreement of the parties

(the "Closing Date").

          (2)  TERMINATION.  At any time before the Closing, this

Agreement may be terminated (i) by mutual consent of the parties,

(ii) by either Buyer or Seller if there has been a material

misrepresentation, a material breach of warranty, or a material breach of covenant by the other, and if such misrepresentation or breach has not been cured within fifteen (15) days after notice thereof has been given to such other party; (iii) by Buyer if any condition set forth in Article 7 has not been satisfied by the

Closing; or (iv) by Seller if any condition set forth in Article 8 has not been satisfied by the Closing.  This Agreement shall be terminated if the Closing does not occur on or before July 31, 1996,

unless extended by mutual agreement of the parties.

          (3)  RIGHT TO PROCEED.  If any of the conditions set forth in Article 7 have not been satisfied, Buyer shall have the right,

but not the obligation, to proceed with the Closing, and if any of the conditions set forth in Article 8 have not been  satisfied,

Seller shall have the right, but not the obligation, to proceed with the Closing.

     9.2  SELLER'S DELIVERIES.  At the Closing Seller shall deliver to Buyer:

          (1)  The Assets.

          (2)  The Authorizations.

          (3)  Resolutions of Seller's Board of Directors and

Shareholders duly authorizing the execution, delivery, and

performance of this Agreement, and the consummation of the

transactions contemplated hereby, certified as of the Closing Date by Seller's Secretary as having been duly adopted and being in full force and effect and unmodified on the Closing Date.

          (4)  Bills of sale, assignments, and other instruments of

transfer and conveyance, in form and content acceptable to Buyer,

transferring to Buyer the Assets and the Authorizations to be sold,

transferred, or assigned hereunder and the rights and interests under the leases, contracts, and agreements to which Buyer is willing to assume.

          (5)  The certificate required by Section 7.3.

          (6)  The Noncompetition Agreements.

          (7)  The (i) final written consents and approvals of any

governmental or regulatory authorities that are required in

connection with Seller's performance of this Agreement, and

(ii) necessary written consents of third parties to the assignment to Buyer of the contracts, leases, and agreements to which Buyer is willing to become a party.

          (8)  All books, records, public files, contracts, leases,

state and federal filings, correspondence, files, stationery, forms,

and other documents relating to and necessary or appropriate to the operation of the Agency (excluding, however, minute books and other corporate records of Seller).

     9.3  BUYER'S DELIVERIES.  At the Closing Buyer shall deliver to

Seller:

          (1)  The Purchase Price, adjusted in accordance with

Section 2.1.

          (2)  A certificate of Buyer to the effect that all

representations and warranties set forth in Article 4 are true and correct in all material respects as of the Closing.

          (3)  The Noncompetition Agreements.

          (4)  An instrument pursuant to which Buyer accepts and

assumes all obligations and liabilities under the leases, contracts,

and agreements which Buyer is willing to assume relating to the ownership of the Assets and the operations of the Agency from and after the Closing Date.

     9.4  POST-CLOSING DELIVERIES.  After the Closing, each party to this Agreement shall, at the request of the other, furnish, execute,

and deliver such documents, instruments, certificates, notices, or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.


                             ARTICLE 10
                      Indemnification; Remedies
                      -------------------------

     10.1  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All of the representations and warranties made by Seller and Buyer under this Agreement shall survive for a period of two (2) years from and after the Closing; provided, however, that the

indemnification provisions of Sections 10.2(2) and 10.3(2) shall not be subject to the two (2) year limitation.

     10.2  INDEMNIFICATION OF BUYER.

          (1)  GENERAL.  Seller shall indemnify and hold Buyer, and

its members, managers, directors, officers, employees, and agents harmless from and against, and reimburse Buyer on demand for, any liability, actual damage, loss, cost, or expense (including

reasonable attorneys' fees) incurred by Buyer, and its members,

managers, directors, officers, employees, and agents resulting from any breach of Seller's representations, warranties, or covenants in this Agreement, or from any misrepresentation in, or  omission from,

any information, certificate, license, report, or other instrument provided by Seller to Buyer under this Agreement.

          (2)  AUDITS, INVESTIGATIONS, REFUND OBLIGATIONS, AND OTHER

PRE-CLOSING LIABILITIES.  Seller and the Selling Shareholders shall indemnify and hold Buyer, and its members, managers, directors,

officers, employees, and agents harmless from and against, and reimburse Buyer, and its shareholders, directors, officers,

employees, and agents on demand for, any liability, actual damage,

loss, cost, or expense (including reasonable attorneys' fees incurred in defending any claim for such liability, damage, loss,

cost or expense) resulting from, or in any way related to, any of the following:  (i) any audit or investigation by any federal or state governmental authorities (including their agents or

intermediaries) concerning the operation of the Agency by Seller before the Closing or any amounts paid to Seller before the Closing;

(ii) any assessment, adjustments, or offsets made against Buyer or the Assets as a result of such an audit or investigation; (iii) any costs of defense of, and any judgment against Buyer with respect to,

any litigation relating to the operations of the Agency before the

Closing; (iv) any mortgage, security interest, lease, obligation,

claim, liability, debt, lien, charge, or encumbrance relating to matters prior to the Closing asserted against the Assets or the

Authorizations, other than the Permitted Obligations; and (v) any other personal liability, property damage, personal injury, cost,

claim, expense, or assessment asserted against Buyer, the Assets,

or the Authorizations as a result of, or with respect to, the operation of the Agency by Seller before the Closing.

     10.3  INDEMNIFICATION OF SELLER.

          (1)  GENERAL.  Buyer shall indemnify and hold Seller, and

its shareholders, directors, officers, employees, and agents harmless against, and reimburse Seller on demand for, any liability,

actual damage, loss, cost or expense (including reasonable attorneys' fees) incurred by Seller and its shareholders, directors,

officers, employees, and agents resulting from any breach of Buyer's representations, warranties, or covenants contained in this

Agreement, or from any misrepresentation in, or omission from, any information, certificate, license, report, or other instrument provided by Buyer to Seller under this Agreement.

          (2)  AUDITS, INVESTIGATIONS, REFUND OBLIGATIONS, AND OTHER

PRE-CLOSING LIABILITIES.  Buyer shall indemnify and hold Seller, and its shareholders, directors, officers, employees, and agents harmless from and against, and reimburse Seller on demand for, any liability, actual damage, loss, cost, or expense (including

reasonable attorneys' fees incurred in defending any claim for such liability, damage, loss, cost or expense) resulting from, or in any way related to, any of the following:  (i) any audit or

investigation by any federal or state governmental authorities

(including their agents or intermediaries) concerning the operation of the Agency by Buyer after the Closing or any amounts paid to

Buyer after the Closing; (ii) any assessment, adjustments, or offsets made against Seller as a result of such an  audit or investigation; (iii) any costs of defense of, and any judgment against Seller with respect to, any litigation relating to the operations of the Agency after the Closing; (iv) any mortgage,

security interest, lease, obligation, claim, liability, debt, lien,

charge, or encumbrance relating to matters after the Closing asserted against the Assets or the Authorizations; and (v) any other personal liability, property damage, personal injury, cost, claim,

expense, or assessment asserted against Seller as a result of, or with respect to, the operation of the Agency by Buyer after the

Closing.

     10.4  SPECIFIC PERFORMANCE.  The Assets to be sold pursuant to the terms of this Agreement are unique and not readily available on the open market.  For that reason and others, if Seller fails to perform its obligations hereunder as a result of a default in the performance of its obligations hereunder or a material breach in its representations and warranties hereof, Buyer, in addition to all other legal remedies, shall have the right to enforce the terms of this Agreement by a decree of specific performance.

                             ARTICLE 11
                            Miscellaneous
                            -------------

     11.1 CONFIDENTIAL INFORMATION.  Prior to the Closing Date, the

parties to the Agreement will provide one another with information,

some of which may be deemed by the party providing the information to be confidential.  Each party agrees to hold confidential and to protect all information, which is marked as confidential, provided to it by the other party to the Agreement,  except that the

obligations contained in this Section shall not in any way restrict the rights of any person to use information (a) to the extent disclosure of such information is required in connection with any application or proceedings before any regulatory authority made pursuant to this Agreement, or (b) that (i) becomes generally available to the public other than by reason of its disclosure by such party, (ii) was known to such party prior to the disclosure by the other party, or (iii) otherwise becomes lawfully available to such party on a nonconfidential basis from a third party who is not under an obligation of confidence to the other party to the

Agreement.  If the Agreement is terminated prior to the Closing

Date, each party agrees to return all documents and other material,

whether or not confidential, provided to it pursuant to the

Agreement by or on behalf of the other party to the Agreement.

     11.2  NOTICES.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when deposited in the mail if mailed by certified mail, postage prepaid, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

         If to Seller            Mr. James Brainard
           or Selling            3413 Briar Circle
         Shareholders            Carmel, Indiana  46033

         If to Buyer:            Housecall Home Health of Indiana, LLC
                                 c/o Housecall Medical Resources, Inc.
                                 305 N. Hurstbourne Pkwy., Suite 120
                                 Louisville, Kentucky  40222
                                 Attn:  J. Paul Gordon
                                 Vice President - Strategic Planning

              With a copy to:    Reed Smith Shaw & McClay
                                 1301 K Street, N.W.
                                 Suite 1100 - East Tower
                                 Washington, D.C.  20005
                                 Attn:  Eugene Tillman, Esq.

     11.3  TRANSFER TAXES.  All applicable transfer, sales,

recordation, or similar taxes and related fees shall be paid by

Seller.

     11.4  EXPENSES.  Each party shall bear its own expenses in the performance of this Agreement.

     11.5  FEES.  The parties agree and acknowledge that no finder fee or broker fee is payable to any third party in connection with the transactions contemplated under this Agreement.

     11.6  HEADINGS.  The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

     11.7  GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Indiana.

     11.8  ASSIGNMENT.  This Agreement shall inure to the benefit of and be binding of the successors and assigns of each of the parties.

This Agreement may not be assigned by either party  without the prior written consent of the other party; provided, however, that

Buyer may assign this Agreement in whole or in part to one or more subsidiaries or any other entity controlled by, controlling or under common control with Buyer without the consent of Seller.

     11.9  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

     11.10  EXCLUSIVENESS.  This Agreement embodies all of the

representations, warranties, and agreements of the parties hereto with respect to the subject matter hereof, and all prior

understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded and may not be amended, modified, waived, discharged, or orally terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change,

waiver, discharge, or termination is sought.

     11.11  SEVERABILITY.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11.12  TIME OF THE ESSENCE.  All representations made by Seller or Buyer and the time for performance of the parties hereunder are of the essence of this Agreement.

     11.13  EXHIBITS AND SCHEDULES.  The Exhibits and Schedules

attached hereto, and all post-Exhibits and Schedules attached hereafter, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WITNESS:                    HOUSECALL HOME HEALTH OF INDIANA, LLC


                            By: /s/ J. Paul Gordon

Linda L. Rhodes             Its: Vice President


WITNESS:                     R. N. REGISTRY, INC.


                            By: /s/ James Brainard

Rhonda Jacobs               Its:  Chairman

                            SELLING SHAREHOLDERS


                            /s/ James Brainard
                            James Brainard

                            /s/ Greta Abella
                            Greta Abella

                            /s/ Janet Beanblossom
                            Janet Beanblossom

                            /s/ Dolly Green
                            Dolly Green

                            /s/ Mary Harcourt
                            Mary Harcourt

                            /s/ Robert Hilton
                            Roberta Hilton

                            /s/ Margaret Payne
                            Margaret Payne

                            /s/ Kathy Lewis Niedenthal
                            Kathy (Lewis) Niedenthal

                            /s/ Bonnie Shafer
                            Bonnie Shafer

                            /s/ Loretta Small
                            Loretta Small

                            /s/ Thomas VanCleve
                            Thomas VanCleve

                            /s/ Lori Watson
                            Lori Watson

                            /s/ Kenneth Massaroni
                            Kenneth Massaroni

                              EXHIBIT A
=====================================================================

                        SELLING SHAREHOLDERS




                            SEE ATTACHED

                              EXHIBIT B
=====================================================================

                  BRAINARD NONCOMPETITION AGREEMENT

                              EXHIBIT C
=====================================================================

           JACOBS AND NIEDENTHAL NONCOMPETITION AGREEMENTS

                           SCHEDULE 1.1(1)
=====================================================================

                     TANGIBLE PERSONAL PROPERTY

                           SCHEDULE 1.1(5)
=====================================================================

                    COPYRIGHTS, TRADEMARKS, ETC.

                            SCHEDULE 1.2
=====================================================================

                        PERMITTED OBLIGATIONS

                            SCHEDULE 3.3A
=====================================================================

                  AUTHORIZATIONS AND OTHER PERMITS

                            SCHEDULE 3.3B
=====================================================================

                 PENDING APPEALS, ADJUSTMENTS, ETC.
                    WITH RESPECT TO THE PROGRAMS

                            SCHEDULE 3.4
=====================================================================

                  CONTRACTS, LEASES, AND AGREEMENTS

                            SCHEDULE 3.5
=====================================================================

                             LITIGATION

                            SCHEDULE 3.7
=====================================================================

                              INSURANCE

                            SCHEDULE 3.8
=====================================================================

                         EXCEPTIONS TO TITLE

                            SCHEDULE 3.15
=====================================================================

                       EMPLOYEE BENEFIT PLANS

                            SCHEDULE 3.16
=====================================================================

                EMPLOYEES AND INDEPENDENT CONTRACTORS